SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549-1004

                                   FORM 8-K

                                CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported) March 9, 1998
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                      Commission File Number 1-5324
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                           NORTHEAST UTILITIES
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         (Exact name of registrant as specified in its charter)


                MASSACHUSETTS                 04-2147929
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     (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)         Identification No.)


    174 BRUSH HILL AVENUE, WEST SPRINGFIELD, MASSACHUSETTS 01090-0010
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           (Address of principal executive offices)        (Zip Code)


                             (413) 785-5871
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          (Registrant's telephone number, including area code)


                             Not Applicable
                             --------------
      (Former name or former address, if changed since last report)

Item 3. Legal Proceeding

     On April 3, 1998, in connection with litigation commenced against Northeast Utilities (NU) and certain of its officers and trustees in August 1997, Massachusetts Municipal Wholesale Electric Company (MMWEC), a joint owner of the Millstone 3 nuclear unit in Waterford, Connecticut, filed a motion seeking a lien on NU's common ownership interest in two of its Massachusetts subsidiaries, Western Massachusetts Electric Company (WMECO) and Holyoke Water and Power Company. A hearing on this motion is scheduled for April 28, 1998, and a final decision could be issued by April 30, 1998. If MMWEC's request for such a lien is granted, it could give rise to defaults and/or cross defaults under the "negative pledge" clauses in numerous financing agreements to which NU and certain of its subsidiaries are parties. NU intends to oppose the motion vigorously.

     For more information regarding this matter, see "Item 3. Legal Proceedings" in NU's 1997 Form 10-K.


Item 5. Other Events

1. Electric Utility Restructuring - New Hampshire

     a.  Regulatory Proceedings

     On March 20, 1998, the New Hampshire Public Utilities Commission (NHPUC) issued an order on rehearing (Rehearing Order) of its February 28, 1997 orders on restructuring the electric industry in New Hampshire (1997 Orders).

     The Rehearing Order states that Public Service Company of New Hampshire
(PSNH), a wholly owned subsidiary of NU, has demonstrated that severe financial harm would be caused by the 1997 Orders' regional average ratemaking methodology. Thus, the NHPUC stated that PSNH's interim stranded cost distribution charges will be determined in an order to be issued in the future using a cost-based method to allow PSNH to continue to use accounting treatment under Statement of Financial Accounting Standards No. 71.

     The Rehearing Order also made the following significant changes to the 1997 Orders:

     (i) it removed the prohibition on energy supply affiliates of distribution companies doing business within the distribution company's service territory, and provided that such affiliates may now use corporate tradenames, logos and trademarks; and, affiliated energy suppliers and distribution companies will be subject to standards of conduct that will initially be based upon California's standards;

     (ii) it permits transition service to be offered by the distribution company to residential customers for at least one year; this service will be obtained via a bidding process; and, standard offer service priced below market that may restrict competition is disfavored;

     (iii) conservation and load management programs will continue to be provided by distribution companies for the near term; and

     (iv) transmission owning utilities will not be ordered to file retail transmission tariffs involuntarily with the Federal Energy Regulatory Commission (FERC); instead, the pro forma open access tariffs on file with FERC will be the basis of retail transmission service, and the NHPUC will seek waivers from FERC of any terms and conditions deemed inapplicable to retail users.

     PSNH and NU obtained a stay of the 1997 Orders in a federal lawsuit discussed more fully below on various grounds, including certain issues that are not addressed by the Rehearing Order.

     Compliance filings are required for all franchised utilities operating in New Hampshire except PSNH by May 1, 1998 in order to meet the statutory deadline for competition of July 1, 1998. PSNH will not be required to make a compliance filing on May 1 under the terms of the temporary restraining order issued by the federal court referred to above. Parties have 30 days from the date of the Rehearing Order to file an appeal petition with the New Hampshire Supreme Court. Specific changes concerning interim stranded cost levels for PSNH are not expected to be determined until after a decision is issued in the New Hampshire Supreme Court proceeding, discussed below.

     b.  Court Proceedings

     On March 9, 1998, the U.S. Court of Appeals for the First Circuit denied requests for rehearing of its February 3, 1998 decision, which upheld the U.S. District Court's earlier ruling excluding certain intervenors from NU's and PSNH's lawsuit challenging the NHPUC's 1997 Orders. The case has been remanded to the District Court for further proceedings.

     On April 1, 1998, the New Hampshire Supreme Court held a pre-hearing conference and issued an order discussing the NHPUC's transfer of two questions for the Supreme Court's determination. The two questions concern the rate agreement between NU, PSNH and the state of New Hampshire entered into in 1989 in connection with NU's reorganization plan to resolve PSNH's bankruptcy (Rate Agreement). During the course of the pre-hearing conference, the parties, including PSNH, agreed that the questions that had previously been presented would be amended to read as follows: (1) does PSNH have any rights under the Rate Agreement and/or New Hampshire RSA chapter 362, which must be recognized by the NHPUC in establishing stranded cost charges under New Hampshire RSA chapter 374-F, and (2) if the answer to question #1 is "yes," may the NHPUC establish stranded cost charges providing for less than full recovery of the assets referred to in the Rate Agreement? Based on the procedural schedule, a decision in this proceeding could be issued in June 1998.

     For more information regarding these matters, see "Item 1.
Business--Electric Utility Restructuring" and "--Rates" in NU's 1997 Form
10-K.


2.   New Hampshire Retail Rates

     On March 13, 1998, PSNH filed testimony and exhibits seeking a 3.7 percent net increase in rates in the June-December 1998 period in connection with its comprehensive fuel and purchased power adjustment clause proceedings. Hearings are scheduled for mid-May.

     For more information regarding this matter, see "Item 1.
Business--Rates--New Hampshire Retail Rates" in NU's 1997 Form 10-K.


3.   PSNH Financing Matters

     On March 20, 1998, in connection with a bank-related financing application, the NHPUC issued an order requiring PSNH to obtain NHPUC approval before paying any dividend on its common stock to NU and before investing any PSNH funds in the NU System Money Pool during the expected 364 day term of the facilities, which were approved. The financing agreements that were the subject of the proceeding before the NHPUC contain similar restrictions in favor of the banks. In 1997, PSNH paid NU $85 million in dividends. No dividends have been paid to NU by PSNH in 1998 to date.

     For more information regarding this matter, see "Item 1.
Business--Financing Program" in NU's 1997 Form 10-K.


4.   Connecticut Rate Matters - Millstone Restart Schedules

     The Connecticut Department of Public Utility Control (DPUC) held a hearing on April 1, 1998 to review the status of the restart schedules for the Millstone 3 and Millstone 2 nuclear units. The hearing was held in connection with the DPUC's ongoing proceeding to determine whether to remove one or both of the units from the rate base of The Connecticut Light and Power Company (CL&P) and the impact this would have on CL&P's financial condition. Both of the units have been out of service since the first quarter of 1996.

     CL&P indicated at the hearing that several significant compliance filings had recently been made with the Nuclear Regulatory Commission (NRC) and that it anticipates that the NRC will begin an Operational Safety Team Inspection of Millstone 3 in mid-April. CL&P also indicated that the NRC Commissioners will meet in May to consider the readiness of Millstone 3 for restart and that the NRC Commissioners' vote on restart of Millstone 3 would likely take place within two weeks following the meeting. The restart effort for Millstone 2 is approximately three to four months behind Millstone 3. The hearing is scheduled to resume on April 9, 1998 and the DPUC is scheduled to issue its draft decision and final decision on April 20, 1998 and April 29, 1998, respectively.


5.   CL&P's Financial Condition

     During the hearings in the DPUC proceeding discussed above, CL&P also indicated that the removal of Millstone 2 and Millstone 3 from rate base could result in a reduction of CL&P's revenues of approximately $4 million and $14 million, respectively, per month and would create additional pressures on CL&P's ability to meet certain financial covenants in its existing credit agreements. CL&P indicated that, based on preliminary results, CL&P was expected to meet such covenants for the first quarter of 1998 and was projected to meet them in the second quarter as well, assuming normal weather conditions, forecasted maintenance expenditures and Millstone 3 and Millstone 2 remaining in rate base. If CL&P breached these covenants, the creditors would have a number of options, including causing the acceleration of the affected indebtedness, reducing CL&P's access to further credit, seeking higher interest rates and fees, asking for additional collateral and additional measures which CL&P cannot predict.

     For more information regarding these matters, see "Item 1.
Business--Nuclear Plant Outages and Liquidity" and "--Rates," and "--Nuclear Plant Performance and Regulatory Oversight" in NU's 1997 Form 10-K.


6.   SEC Review of Financial Statements

     In a March 25, 1998 letter, the Securities and Exchange Commission's Division of Corporation Finance (SEC) questioned amounts recorded on NU's balance sheets listed as "Nuclear compliance." These amounts are $63.2 million and $73.0 million in 1996 and 1997, respectively, and represent costs associated with the current nuclear outages. The SEC's view is that operating and personnel costs associated with nuclear outages and procedures to be implemented at nuclear power facilities in response to regulatory requirements should be expensed as incurred.

     NU is responding to a request for information from the SEC to demonstrate that the costs accrued do not represent these types of costs. NU and its independent auditors, Arthur Andersen LLP, believe its present accounting is required by and is in accordance with generally accepted accounting principles.

     Should the SEC disagree and require NU to eliminate the nuclear compliance liability, NU would be required to restate its 1996 and 1997 financial statements. This would result in an increase to its consolidated pre-tax net income in those years by approximately $63.2 million and $9.8 million, respectively.

     At the subsidiary level:

     CL&P reserved $50.5 million and $58.7 million in 1996 and 1997, respectively, and the reversal of the reserve would increase its consolidated pre-tax net income in those years by approximately $50.5 million and $8.2 million, respectively.

     WMECO reserved $11.8 million and $13.8 million in 1996 and 1997, respectively, and the reversal of the reserve would increase its consolidated pre-tax net income in those years by approximately $11.8 million and $2.0 million, respectively.

     As to NU, CL&P and WMECO, the amount of such reserves would not be available to offset nuclear costs expected to be expended in 1998 and 1999.

     Because certain covenants in their financing agreements are based directly or indirectly on the amount of such companies' 1998 earnings, restating financial statements in accordance with the SEC's letter would have a negative effect on their respective abilities to meet these financial covenants.



                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    NORTHEAST UTILITIES
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                                        Registrant


Date  April 6, 1998             By /s/John B. Keane
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                                   John B. Keane
                                   Vice President and Treasurer